Exhibit 99.1

JLL Income Property Trust
Acquires Grocery-Anchored Retail Center in Las Vegas

Chicago (August 9, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.8 billion in portfolio assets announced today the acquisition of Silverado Square, a 48,000-square-foot retail center in Las Vegas, Nevada. The retail property is anchored by Sprouts Farmers Market, shadow anchored by CVS, and includes a parcel that is fully entitled for nearly 5,000 square feet of rentable retail space. Silverado Square was acquired for $24.4 million.

“Silverado Square is a well-located property that fits within our thesis of acquiring high-quality, grocery-anchored retail centers,” said JLL Income Property Trust President and CEO Allan Swaringen. “Its location next to two major thoroughfares and near a large master-planned community, along with its strong tenant roster and long-term lease commitments, should bode well for the center’s continued success in generating stable income. As we saw throughout the pandemic, grocery-anchored retail is resilient, and can continue to provide returns for our stockholders throughout volatile market conditions.”

Constructed in 2018, Silverado Square benefits from a highly visible location on two thoroughfares in the Silverado Ranch master-planned community, which is home to more than 55,000 people. The property ranks in the top quartile of LaSalle Research & Strategy’s proprietary Supermarket Trading Area Rating System (STARS), which ranks more than 40,000 grocery-anchored retail centers in the US. The high score owes to Silverado Square’s proximity to population density and median income that are both above the national average. The property has a weighted average lease term of more than eight years, including a 15-year lease signed by Sprouts in 2018 that features 10 percent rent escalations every five years. Overall, the property is 98 percent leased.

The fully entitled parcel, directly to the east of the existing structures, provides JLL Income Property Trust with the opportunity to build nearly 5,000 square feet of additional retail space and drive further net operating income. The new building will be leased by three tenants and is scheduled for completion later this year.

JLL Income Property Trust’s grocery-anchored retail allocation is 23 properties in 13 key markets valued at nearly $850 million and representing approximately 13 percent of its overall portfolio.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $82 billion of assets in private and public real estate property and debt investments as of Q1 2022. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com